Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Reports Strong Results for Second Quarter 2022

St. Louis, Missouri – August 3, 2022 - Belden Inc. (NYSE: BDC), a leading global supplier of network infrastructure solutions, today reported fiscal second quarter 2022 results for the period ended July 3, 2022.

Second Quarter 2022

Revenues for the quarter totaled $667 million, increasing $91 million, or 16%, compared to $576 million in the year-ago period. Net income was $59 million, compared to $45 million in the year-ago period. Net income as a percentage of revenue was 8.8%, compared to 7.9% in the year-ago period. EPS totaled $1.31, compared to $1.00 in the second quarter 2021.

Adjusted revenues for the quarter totaled $667 million, increasing $90 million, or 16%, compared to $577 million in the year-ago period. Adjusted EBITDA was $111 million, increasing $18 million, or 19%, compared to $93 million in the year-ago period. Adjusted EBITDA margin was 16.6%, compared to 16.1% in the year-ago period. Adjusted EPS was $1.60, increasing 31% compared to $1.22 in the second quarter 2021. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

Roel Vestjens, President and CEO of Belden Inc., said, “We delivered another strong quarter of profitable growth. I am pleased with the revenue performance, up 18% organically, with broad-based strength across all businesses. Our global teams are executing our strategic plan and successfully navigating the inflationary environment, resulting in solid margin expansion and 31% EPS growth. Additionally, we continued to deploy capital to share repurchases, while ending the quarter with net leverage of 1.4x, below our recently announced target of 1.5x.”

Outlook

“As a result of the strong quarter and an improved outlook for the remainder of the year, we are increasing our full year 2022 guidance. Our full year revenue guidance now represents organic revenue growth of 12% to 13%, up from 7% to 9% in our prior guidance. The macroeconomic environment remains very dynamic with considerable uncertainties, including volatile foreign exchange rates and commodity prices. However, we continue to gain momentum with our strategic growth initiatives, and I am confident in our ability to support our customers, create value for our shareholders, and deliver at least $8.00 of adjusted EPS by 2025,” said Mr. Vestjens.

The Company expects third quarter 2022 revenues to be $625 - $640 million. Compared to second quarter 2022 revenues, the Company expects third quarter 2022 revenues to be lower by approximately $25 million due to a stronger U.S. dollar and lower copper pass-through pricing.

Driven by stronger organic growth, for the year ending December 31, 2022, the Company now expects revenues to be $2.520 - $2.550 billion, compared to prior guidance of $2.480 - $2.530 billion. The full year revenue guidance now represents organic growth of 12% to 13%, compared to prior guidance of 7% to 9%.

The Company expects third quarter 2022 GAAP EPS to be $1.16 - $1.26. For the year ending December 31, 2022, the Company now expects GAAP EPS to be $4.67 - $4.87, compared to prior guidance of $4.31 - $4.61.

The Company expects third quarter 2022 adjusted EPS to be $1.50 - $1.60. For the year ending December 31, 2022, the Company now expects adjusted EPS to be $5.90 - $6.10, compared to prior guidance of $5.55 - $5.85. The full year adjusted EPS guidance now represents growth of 24% to 28%.

Earnings Conference Call

Management will host a conference call today at 8:30 am ET to discuss results of the quarter. The listen-only audio of the conference call will be broadcast live via the Internet at https://investor.belden.com. The dial-in number for participants is 888-394-8218 with confirmation code 1022870. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Net Income and Earnings per Share (EPS)

All references to net income and EPS within this earnings release refer to income from continuing operations and income from continuing operations per diluted share attributable to Belden stockholders, respectively.

Use of Non-GAAP Financial Information

Adjusted results are non-GAAP measures that reflect certain adjustments the Company makes to provide insight into operating results. GAAP to non-GAAP reconciliations accompany the condensed consolidated financial statements included in this release and have been published to the investor relations section of the Company’s website at https://investor.belden.com.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

	(In thousands, except per share data)
Revenues	$666,551	$575,857	$1,276,922	$1,084,540
Cost of sales	(444,246)	(384,503)	(845,757)	(724,003)
Gross profit	222,305	191,354	431,165	360,537
Selling, general and administrative expenses	(105,203)	(93,570)	(208,269)	(174,205)
Research and development expenses	(25,989)	(22,263)	(49,445)	(44,875)
Amortization of intangibles	(9,177)	(7,172)	(17,994)	(15,165)
Asset impairments	—	—	—	(6,995)
Operating income	81,936	68,349	155,457	119,297
Interest expense, net	(11,276)	(14,870)	(25,687)	(30,381)
Loss on debt extinguishment	—	—	(6,392)	—
Non-operating pension benefit	1,070	1,445	2,270	2,129
Income from continuing operations before taxes	71,730	54,924	125,648	91,045
Income tax expense	(13,088)	(9,578)	(22,910)	(16,634)
Income from continuing operations	58,642	45,346	102,738	74,411
Loss from discontinued operations, net of tax	—	(1,374)	(3,685)	(1,698)
Loss on disposal of discontinued operations, net of tax	—	—	(4,567)	—
Net income	58,642	43,972	94,486	72,713
Less: Net income attributable to noncontrolling interest	81	208	84	283
Net income attributable to Belden stockholders	$58,561	$43,764	$94,402	$72,430

Weighted average number of common shares and equivalents:
Basic	44,252	44,759	44,535	44,717
Diluted	44,782	45,262	45,179	45,162

Basic income (loss) per share attributable to Belden stockholders:
Continuing operations	$1.32	$1.01	$2.31	$1.66
Discontinued operations	—	(0.03)	(0.08)	(0.04)
Disposal of discontinued operations	—	—	(0.10)	—
Net income	$1.32	$0.98	$2.12	$1.62

Diluted income (loss) per share attributable to Belden stockholders:
Continuing operations	$1.31	$1.00	$2.27	$1.64
Discontinued operations	—	(0.03)	(0.08)	(0.04)
Disposal of discontinued operations	—	—	(0.10)	—
Net income	$1.31	$0.97	$2.09	$1.60

Common stock dividends declared per share	$0.05	$0.05	$0.10	$0.10

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	Enterprise Solutions	Industrial Automation Solutions	Total Segments

	(In thousands, except percentages)

For the three months ended July 3, 2022
Segment Revenues	$307,444	$359,107	$666,551
Segment EBITDA	41,887	68,060	109,947
Segment EBITDA margin	13.6%	19.0%	16.5%
Depreciation expense	5,768	5,602	11,370
Amortization of intangibles	4,442	4,735	9,177
Amortization of software development intangible assets	22	959	981
Severance, restructuring, and acquisition integration costs	4,575	1,282	5,857
Adjustments related to acquisitions and divestitures	(558)	1,134	576

For the three months ended July 4, 2021
Segment Revenues	$267,528	$309,178	$576,706
Segment EBITDA	36,001	55,464	91,465
Segment EBITDA margin	13.5%	17.9%	15.9%
Depreciation expense	5,372	5,286	10,658
Amortization of intangibles	4,439	2,733	7,172
Amortization of software development intangible assets	20	302	322
Severance, restructuring, and acquisition integration costs	2,464	576	3,040
Adjustments related to acquisitions and divestitures	(32)	1,944	1,912

For the six months ended July 3, 2022
Segment Revenues	$575,874	$701,048	$1,276,922
Segment EBITDA	72,708	135,588	208,296
Segment EBITDA margin	12.6%	19.3%	16.3%
Depreciation expense	11,194	11,402	22,596
Amortization of intangibles	8,539	9,455	17,994
Amortization of software development intangible assets	44	1,944	1,988
Severance, restructuring, and acquisition integration costs	4,903	4,677	9,580
Adjustments related to acquisitions and divestitures	(558)	1,134	576

For the six months ended July 4, 2021
Segment Revenues	$493,883	$591,506	$1,085,389
Segment EBITDA	64,292	103,075	167,367
Segment EBITDA margin	13.0%	17.4%	15.4%
Depreciation expense	10,735	10,650	21,385
Amortization of intangibles	8,775	6,390	15,165
Amortization of software development intangible assets	52	679	731
Severance, restructuring, and acquisition integration costs	4,416	3,795	8,211
Adjustments related to acquisitions and divestitures	(6,339)	1,877	(4,462)
Asset impairments	—	6,995	6,995

BELDEN INC.
OPERATING SEGMENT RECONCILIATION TO CONSOLIDATED RESULTS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

	(In thousands)
Total segment revenues	$666,551	$576,706	$1,276,922	$1,085,389
Adjustments related to acquisitions	—	(849)	—	(849)
Consolidated revenues	$666,551	$575,857	$1,276,922	$1,084,540

Total Segment EBITDA	$109,947	$91,465	$208,296	$167,367
Eliminations	(50)	(12)	(105)	(45)
Total non-operating pension benefit	1,070	1,445	2,270	2,129
Consolidated Adjusted EBITDA (1)	110,967	92,898	210,461	169,451
Interest expense, net	(11,276)	(14,870)	(25,687)	(30,381)
Depreciation expense	(11,370)	(10,658)	(22,596)	(21,385)
Amortization of intangibles	(9,177)	(7,172)	(17,994)	(15,165)
Amortization of software development intangible assets	(981)	(322)	(1,988)	(731)
Loss on debt extinguishment	—	—	(6,392)	—
Severance, restructuring, and acquisition integration costs	(5,857)	(3,040)	(9,580)	(8,211)
Asset impairments	—	—	—	(6,995)
Adjustments related to acquisitions and divestitures	(576)	(1,912)	(576)	4,462
Income from continuing operations before taxes	$71,730	$54,924	$125,648	$91,045

(1)Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures for additional information.

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)

	July 3, 2022	December 31, 2021

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$527,682	$641,563
Receivables, net	425,553	383,444
Inventories, net	394,346	345,203
Other current assets	61,268	58,283
Current assets of discontinued operations	—	449,402
Total current assets	1,408,849	1,877,895
Property, plant and equipment, less accumulated depreciation	340,610	343,564
Operating lease right-of-use assets	73,225	75,571
Goodwill	861,131	821,448
Intangible assets, less accumulated amortization	256,207	238,155
Deferred income taxes	33,731	31,486
Other long-lived assets	52,264	29,558
	$3,026,017	$3,417,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$349,446	$377,765
Accrued liabilities	240,891	278,108
Current liabilities of discontinued operations	—	99,079
Total current liabilities	590,337	754,952
Long-term debt	1,137,853	1,459,991
Postretirement benefits	107,394	120,997
Deferred income taxes	59,849	49,027
Long-term operating lease liabilities	60,018	61,967
Other long-term liabilities	21,483	14,661
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	820,602	833,627
Retained earnings	595,613	505,717
Accumulated other comprehensive loss	(14,487)	(70,566)
Treasury stock	(354,029)	(313,994)
Total Belden stockholders’ equity	1,048,202	955,287
Noncontrolling interests	881	795
Total stockholders’ equity	1,049,083	956,082
	$3,026,017	$3,417,677

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Six Months Ended
	July 3, 2022	July 4, 2021

	(In thousands)
Cash flows from operating activities:
Net income	$94,486	$72,713
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	42,686	43,272
Loss on debt extinguishment	6,392	—
Share-based compensation	10,870	13,513
Asset impairments	—	6,995
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes, acquired businesses and disposals:
Receivables	(20,699)	(90,810)
Inventories	(47,305)	(50,111)
Accounts payable	(23,563)	50,158
Accrued liabilities	(58,525)	227
Income taxes	163	1,474
Other assets	(2,634)	(6,924)
Other liabilities	(10,452)	(13,853)
Net cash provided by (used for) operating activities	(8,581)	26,654
Cash flows from investing activities:
Proceeds from disposal of businesses, net of cash sold	338,686	10,798
Proceeds from disposal of tangible assets	1,424	3,249
Capital expenditures	(31,010)	(30,866)
Cash used for business acquisitions, net of cash acquired	(104,123)	(73,749)
Purchase of intangible assets	—	(3,650)
Net cash provided by (used for) investing activities	204,977	(94,218)
Cash flows from financing activities:
Payments under borrowing arrangements	(230,639)	(1,841)
Payments under share repurchase program	(66,559)	—
Withholding tax payments for share-based payment awards	(5,167)	(2,009)
Cash dividends paid	(4,520)	(4,493)
Payments under financing lease obligations	(83)	(75)
Debt issuance costs paid	—	(1,728)
Proceeds from issuance of common stock	3,717	—
Net cash used for financing activities	(303,251)	(10,146)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(9,220)	(993)
Decrease in cash and cash equivalents	(116,075)	(78,703)
Cash and cash equivalents, beginning of period	643,757	501,994
Cash and cash equivalents, end of period	$527,682	$423,291

The Condensed Consolidated Cash Flow Statement includes the results of discontinued operations up to the disposal date, February 22, 2022.

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory to fair value, and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and tangible assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for acquisition-related expenses, such as amortization of intangibles and impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.
Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

	(In thousands, except percentages and per share amounts)
GAAP revenues	$666,551	$575,857	$1,276,922	$1,084,540
Adjustments related to acquisitions	—	849	—	849
Adjusted revenues	$666,551	$576,706	$1,276,922	$1,085,389

GAAP gross profit	$222,305	$191,354	$431,165	$360,537
Severance, restructuring, and acquisition integration costs	4,611	1,103	5,975	1,363
Amortization of software development intangible assets	981	322	1,988	731
Adjustments related to acquisitions and divestitures	1,134	1,995	1,134	2,811
Adjusted gross profit	$229,031	$194,774	$440,262	$365,442

GAAP gross profit margin	33.4%	33.2%	33.8%	33.2%
Adjusted gross profit margin	34.4%	33.8%	34.5%	33.7%

GAAP selling, general and administrative expenses	$(105,203)	$(93,570)	$(208,269)	$(174,205)
Severance, restructuring, and acquisition integration costs	1,246	1,937	3,605	6,848
Adjustments related to acquisitions and divestitures	(558)	(83)	(558)	(7,273)
Adjusted selling, general and administrative expenses	$(104,515)	$(91,716)	$(205,222)	$(174,630)

GAAP and adjusted research and development expenses	$(25,989)	$(22,263)	$(49,445)	$(44,875)

GAAP income from continuing operations	$58,642	$45,346	$102,738	$74,411
Interest expense, net	11,276	14,870	25,687	30,381
Income tax expense	13,088	9,578	22,910	16,634
Loss on debt extinguishment	—	—	6,392	—
Total non-operating adjustments	24,364	24,448	54,989	47,015

Amortization of intangible assets	9,177	7,172	17,994	15,165
Severance, restructuring, and acquisition integration costs	5,857	3,040	9,580	8,211
Amortization of software development intangible assets	981	322	1,988	731
Asset impairments	—	—	—	6,995
Adjustments related to acquisitions and divestitures	576	1,912	576	(4,462)
Total operating income adjustments	16,591	12,446	30,138	26,640
Depreciation expense	11,370	10,658	22,596	21,385

Adjusted EBITDA	$110,967	$92,898	$210,461	$169,451

GAAP income from continuing operations margin	8.8%	7.9%	8.0%	6.9%
Adjusted EBITDA margin	16.6%	16.1%	16.5%	15.6%

GAAP income from continuing operations	$58,642	$45,346	$102,738	$74,411
Less: Net income attributable to noncontrolling interest	81	208	84	283
GAAP net income from continuing operations attributable to Belden stockholders	$58,561	$45,138	$102,654	$74,128

GAAP income from continuing operations	$58,642	$45,346	$102,738	$74,411
Plus: Operating income adjustments from above	16,591	12,446	30,138	26,640
Plus: Loss on debt extinguishment	—	—	6,392	—
Less: Net income attributable to noncontrolling interest	81	208	84	283
Less: Tax effect of adjustments above	3,692	2,498	8,239	5,318
Adjusted net income from continuing operations attributable to Belden stockholders	$71,460	$55,086	$130,945	$95,450

GAAP income from continuing operations per diluted share attributable to Belden stockholders	$1.31	$1.00	$2.27	$1.64
Adjusted income from continuing operations per diluted share attributable to Belden stockholders	$1.60	$1.22	$2.90	$2.11

GAAP and adjusted diluted weighted average shares	44,782	45,262	45,179	45,162

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
We define free cash flow, which is a non-GAAP financial measure, as net cash from operating activities adjusted for capital expenditures net of the proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

	(In thousands)
GAAP net cash provided by (used for) operating activities	$49,374	$68,149	$(8,581)	$26,654
Capital expenditures, net of proceeds from the disposal of tangible assets	(18,679)	(16,406)	(29,586)	(27,617)
Non-GAAP free cash flow	$30,695	$51,743	$(38,167)	$(963)

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
2022 Guidance

	Year Ended	Three Months Ended
	December 31, 2022	October 2, 2022

	(In thousands)
GAAP income from continuing operations per diluted share attributable to Belden common stockholders	$4.67 - $4.87	$1.16 - $1.26
Amortization of intangible assets	0.71	0.19
Severance, restructuring, and acquisition integration costs	0.39	0.15
Loss from debt extinguishment	0.11	—
Adjustments related to acquisitions and divestitures	0.02	—
Adjusted income from continuing operations per diluted share attributable to Belden common stockholders	$5.90 - $6.10	$1.50 - $1.60

Our guidance is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, adjustments related to acquisitions and divestitures, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known. Such information is not available for our 2025 fiscal year, and as such we are unable to estimate 2025 GAAP income from continuing operations per diluted share attributable to Belden common stockholders.

Forward-Looking Statements

This release and any statements made by us concerning the subject matter of this release may contain forward-looking statements, including our expectations for the third quarter and full-year 2022, and the results of our restructuring program. Forward-looking statements also include any statements regarding future financial performance (including revenues, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the impact of disruptions in the global supply chain, including the inability to obtain raw materials and components in sufficient quantities on commercially reasonable terms; the lack of certainty as to the duration and magnitude of the impact of COVID-19 and the economic recovery from that impact; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; the impact of a challenging global economy or a downturn in served markets; the inability to successfully complete and integrate acquisitions in furtherance of the Company’s strategic plan; difficulty in forecasting revenue due to the unpredictable timing of orders related to customer projects as well as the impacts of channel inventory; inflation and changes in the price and availability of raw materials leading to higher input and labor costs; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to retain key employees; the increased influence of chief information officers on purchasing decisions; disruptions in the Company’s information systems including due to cyber-attacks leading to exposures of personally identifiable information; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the competitiveness of the global markets in which we operate; the presence of substitute products in the marketplace; the increased prevalence of cloud computing; the inability of the Company to develop and introduce new products and competitive responses to our products; the inability to achieve our strategic priorities in emerging markets; the impact of changes in global tariffs and trade agreements; volatility in credit and foreign exchange markets; the presence of activists proposing certain actions by the Company; perceived or actual product failures; risks related to the use of open source software; disruption of, or changes in, the Company’s key distribution channels; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; the impact of regulatory requirements and other legal compliance issues; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the period ended December 31, 2021, filed with the SEC on February 15, 2022. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers the infrastructure that makes the digital journey simpler, smarter, and secure. We’re moving beyond connectivity, from what we make to what we make possible, through a performance-driven portfolio, forward-thinking expertise, and purpose-built solutions. With a legacy of quality and reliability spanning 100-plus years, we are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia, and Africa. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.
Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com